Community Bankers Trust Corporation Announces Payment

of Dividend on TARP Preferred Stock

May 15, 2012 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it will pay $442,000 in dividends with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. The Company issued the Preferred Stock to the United States Department of the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008. Each regular quarterly cash dividend on the Preferred Stock is $221,000, and the $442,000 amount represents two such payments, consisting of the payment that is due on May 15, 2012 and a catch-up payment for one of the six dividends that the Company had previously deferred. The Company will make the payment on May 15, 2012.

Following the payment, the Company will have five quarterly dividend payments with respect to the Preferred Stock that remain accrued and unpaid. The aggregate amount of such payments is $1,105,000.

The payment follows the Company’s receipt of regulatory approval to pay the dividend described above and all outstanding interest on the dividend payments that the Company has deferred through May 15, 2012. The Company also received regulatory approval to pay the interest payment on its trust preferred securities that will be due June 30, 2012.

The Company’s Board of Directors had previously approved all of these payments, subject to the approval of the Company’s federal and state regulators as required by the formal written agreement that has been in place since April 2011.

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Contact: John M. Oakey, III
Executive Vice President and General Counsel
Community Bankers Trust Corporation
804-934-9999